Exhibit 99.1

JLL Income Property Trust
Closes Financing on Louisville Industrial Facility

Chicago (June 3, 2026) – JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX; ZIPIBX; ZIPSAX; ZIPZAX; ZIPDBX) with approximately $6.8 billion in portfolio equity and debt investments, announced that it closed a $49 million mortgage loan secured by Louisville Logistics Center, a Class A distribution center totaling approximately 1M square feet in the south Louisville, KY market. The loan has a five-year term with an interest rate of 5.28%. The transaction supports JLL Income Property Trust’s strategy to increase accretive leverage in its portfolio to enhance point forward returns.

“As debt capital markets continue to improve following the recent repricing cycle, we are seeing more favorable terms on debt, creating opportunities to add accretive leverage on both new and existing properties in our core real estate portfolio," said Allan Swaringen, President and CEO of JLL Income Property Trust. "During this recovery phase of the real estate cycle, the addition of accretive leverage to gradually increase our loan-to-value ratio is a strategic component of our business plan to drive positive performance. This added leverage on a high-quality industrial property in an infill location should provide the portfolio with durable cash flow and enhance income for our investors.”

Louisville Logistics Center is a state-of-the-art, cross dock distribution center strategically located in the industrial submarket of South Louisville, Kentucky. The property was acquired by the fund in 2023 and features significant custom equipment and technology enhancements by the tenant. The region is home to major air and ground distribution hubs for UPS, and the confluence of major highways allows distribution to over half of the U.S. population within a day’s drive, making it one of the more desirable logistics locations in the Central U.S.

JLL Income Property Trust’s allocation to industrial real estate remains one of its highest conviction property sectors. As of March 31, 2026, industrial investments comprise the largest percentage of the total $6.8 billion portfolio at 38%, with $2.4 billion in assets across 64 industrial properties.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that owns a growing portfolio of real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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JLL INCOME PROPERTY TRUST, INC. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX; ZIPIBX; ZIPSAX; ZIPZAX; ZIPDBX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

ABOUT LASALLE INVESTMENT MANAGEMENT | INVESTING TODAY. FOR TOMORROW.
LaSalle Investment Management, a subsidiary of JLL, is a globally integrated, diverse real estate investment manager. On a global basis, LaSalle manages US$86.9 billion of assets in private and public real estate equity and debt investments as of Q4 2025. LaSalle's client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a diverse range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Michael Gelobter
LaSalle Investment Management
Email: Michael.gelobter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com